Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

HTG Molecular Diagnostics, Inc.

Tucson, Arizona

We hereby consent to the incorporation by reference in the Registration Statements on Form S3 (Nos. 333-216977 and 333-229045) and Form S-8 (Nos. 333-229303, 333-208325, 333-210401, 333‑216942, 333-222571 and 333-203930) of HTG Molecular Diagnostics, Inc. of our report            dated March 7, 2019, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO USA, LLP

Phoenix, Arizona

March 7, 2019

BDO USA, LLP, a  Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.